                                                                    Exhibit 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33____) and related Prospectus of The
St. Joe Company for the registration of 11,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 21, 2003, except for note 8 as to which the date is March 1, 2003, and note 9 as to which the date is March 5, 2003, with respect to the consolidated financial statements and schedules of Arvida/JMB Partners, L.P. included in the Annual Report (Form 10-K) of The St. Joe Company for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP

Miami, Florida
August 28, 2003